As filed with the Securities and Exchange Commission on October 6, 2003

Registration No. 333-106856

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No.1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RED HAT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	06-1364380
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1801 Varsity Drive

Raleigh, North Carolina 27606

(919) 754-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Webbink

Senior Vice President, General Counsel and Secretary

Red Hat, Inc.

1801 Varsity Drive

Raleigh, North Carolina 27606

(919) 754-3700

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barney Stewart III, Esq.

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

(704) 331-1000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. We many not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION.

PRELIMINARY PROSPECTUS DATED OCTOBER 6, 2003

322,312 Shares

Red Hat, Inc.

Common Stock

The selling stockholders identified in this prospectus may offer and sell the shares of common stock offered by this prospectus from time to time. We previously issued the shares in a private offering to acquire the selling stockholders’ business.

We are registering the offer and sale of the shares held by the selling stockholders to satisfy our contractual obligations to provide the selling stockholders with freely tradable shares. Red Hat will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

The common stock is quoted on the Nasdaq National Market under the symbol “RHAT.” The last reported sale price of the common stock on July 2, 2003 was $7.79 per share. You are urged to obtain current market data, and should not use the market price on July 2, 2003 as a prediction of the future market price of the common stock.

See “Risk Factors” section beginning on page 3 to read about certain factors you should consider before buying shares of our common stock.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2003.

SUMMARY

You should read the following summary together with the more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. You should also read our financial statements and the notes to those statements incorporated by reference into this prospectus.

RED HAT

We are the recognized global technology brand leader in providing an enterprise operating platform based on open source technology for the information technology infrastructure of the Global 2000. We apply our technology leadership to create our enterprise operating platform, Red Hat Enterprise Linux and related layered infrastructure technology solutions, based on open source technology. Our enterprise solutions meet the functionality requirements and performance demands of the large enterprise and third-party computer hardware and software applications that are critical to the large enterprise. In April 2002, we launched the first in a line of Red Hat Enterprise Linux solutions for large enterprise customers, Red Hat Enterprise Linux AS. Red Hat Enterprise Linux AS was available for shipment in May 2002. Red Hat Enterprise Linux AS was developed to compete with proprietary Unix and Windows 2000 as the primary operating platform for applications in the middle tier and data center of the information technology infrastructure of large enterprises. In March 2003, we launched three additional technology solutions in the Red Hat Enterprise Linux line: Red Hat Enterprise Linux ES, Red Hat Enterprise Linux WS, and Red Hat Enterprise Network. Red Hat Enterprise Linux ES and WS broaden the areas of the information technology infrastructure to which our enterprise operating platforms are relevant.

We provide the chief information officers of the largest companies in the world with the choice of a Red Hat Enterprise Linux operating platform for all application areas including the technical/developer workstation, edge of the network applications, the middle tier of the information technology infrastructure (applications such as database ERP and large file systems) and the data center. Red Hat Enterprise Network provides an integrated management service that allows our Red Hat Enterprise Linux technologies to be updated and configured and the performance of these technologies to be monitored all in an automated fashion. These technology solutions, and the enterprise technology and systems management offerings that will follow them, reflect our commitment to provide an enterprise-wide infrastructure platform based on open source technology.

We have quickly gained widespread independent software vendor support from most major independent software vendors for our Red Hat Enterprise Linux platform, including, among others, Oracle (Oracle 9i RAC, Oracle 9i Application Server, Oracle Collaboration Suite), IBM (WebSphere, DB2 and Tivoli) and VERITAS (VERITAS Cluster Server and VERITAS Foundation Suite). In addition, we have signed global strategic partnering relationships with the leading global providers of Intel based server and workstation hardware to the large enterprise, which include Dell, HP, Fujitsu and IBM, all of which have agreed to support our entire line of Red Hat Enterprise Linux operating platform solutions and related systems management and other enterprise technologies. These strategic relationships encompass the hardware, software and service businesses of these global companies. These partners will work with us to ensure that our Red Hat Enterprise Linux platform is certified on their entire Intel hardware line in order to provide the large enterprise with a server and operating platform appropriate for all application areas of the information technology infrastructure.

We have developed a complete suite of consulting and training offerings that enable large enterprise customers to capture the significant cost, performance and scalability benefits of our enterprise software solutions. We persist in our core belief that the collaborative open source development model is the most effective method to create and deliver high quality software to enterprise customers. We believe that the adoption of Red Hat Enterprise Linux, which is based on open source technology as a mission critical computing platform by the large enterprise, is a revolution in the computing industry, which has, by all accounts, continued to gain significant momentum during calendar year 2002. In a March 2003 survey of chief information officers, or CIOs, of large enterprises conducted by Goldman Sachs & Co., we were recognized as the number one provider of enterprise software who will gain share of these CIOs class technology based on open source to the large enterprise and our leadership position in open source will make Red Hat one of the defining technology companies of the 21st century.

We were incorporated in Connecticut in 1993 under the name ACC Corp, Inc., which subsequently changed its name to Red Hat Software, Inc. Red Hat Software, Inc. reincorporated in Delaware in 1998 and changed its name to Red Hat, Inc. in 1999. Our principal executive offices are located at 1801 Varsity Drive, Raleigh, North Carolina 27606 and our telephone number at that address is (919) 754-3700. Our website is located at www.redhat.com. The information on our website is not part of the prospectus or this registration statement.

Our principal executive offices are located at 1801 Varsity Drive, Raleigh, North Carolina 27606. Our telephone number is (919) 754-3700.

RISK FACTORS

You should carefully consider and evaluate all of the information in this prospectus, including the risk factors set forth below and the documents incorporated by reference into this prospectus,, before investing in the shares being offered. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to our Business Model

We depend on the support of Linux developers not employed by us for improvements and advancement of our Red Hat Enterprise Linux technologies.

We may not be able to release major product upgrades of Red Hat Enterprise Linux on a timely basis because the heart of Red Hat Enterprise Linux, the Linux kernel, is maintained by third parties. Linus Torvalds, the original developer of the Linux kernel, and a small group of independent engineers are primarily responsible for the development and evolution of the Linux kernel. If this group of developers fails to further develop the Linux kernel or if Mr. Torvalds or prominent Linux developers who are members of this group and are currently employed by Red Hat, such as Alan Cox, David Miller or Stephen Tweedie, were to join one of our competitors or no longer work on the Linux kernel, we would have to either rely on another party to further develop the kernel or develop it ourselves. We cannot predict whether enhancements to the kernel would be available from reliable alternative sources. We could be forced to rely to a greater extent on our own development efforts, which would increase our development expenses and may delay our product release and upgrade schedules. In addition, any failure on the part of the kernel developers to further develop and enhance the kernel could stifle the development of additional Linux-based applications.

We depend on collaboration with a wide range of companies with diverse interests in developing and selling Red Hat Enterprise Linux.

One of the appealing aspects of Red Hat Enterprise Linux to our business partners, such as Dell, HP, IBM, Intel, and Oracle, is the ability to suggest enhancements to the technology. It is not unusual for the needs of those business partners to be in conflict with each other. At the same time, we are dependent on the sales channels provided by these partners, some of which provide services that compete with our services, for the sale of Red Hat Enterprise Linux. We may not be able to satisfy all the requirements of these business partners, or be able to offer the same range of services in support of Red Hat Enterprise Linux as these business partners, and we may not be able to sufficiently incent their sales channels to promote Red Hat Enterprise Linux. Should we fail in any of these aspects we may not be able to expand our business and/or increase our market share.

The scarcity of availability of software applications for Linux-based operating systems could prevent widespread commercial adoption of our products.

Our products will not be able to gain widespread commercial adoption by the large enterprise until there are more third-party enterprise software applications that have been migrated to operate on Linux-based operating systems. These applications include databases, software development tools, enterprise middleware, such as messaging and file system technologies. We intend to encourage the development of additional applications that operate on Linux-based operating systems by attracting third-party developers to the Linux platform, by providing open source tools to create these applications and by maintaining our existing developer relationships through marketing and technical support for third-party developers. If we are not successful in achieving these goals, however, our products will not gain widespread commercial acceptance and we will not be able to maintain our product sales growth.

We may be unable to predict the future course of open source technology development, which could reduce the market appeal of our products and damage our reputation.

We do not exercise control over many aspects of the development of open source technology. Historically, different groups of open source software programmers have competed with each other to develop new technology. Typically, one of those groups develops the technology that becomes more widely used than that developed by others. If we adopt new technology and incorporate it into our products, and competing technology becomes more widely used, the market appeal of our products may be reduced, which could harm our reputation, diminish the Red Hat brand and result in decreased revenue.

There are few technology barriers to entry in the open source market.

One of the enduring aspects of open source software is that anyone can modify the existing software or develop new software that competes with existing open source software. Such competition can develop without the degree of overhead and lead time required by traditional proprietary software companies. It is possible for a competitor with greater resources to develop its own open source operating system solution, potentially reducing the demand for Red Hat’s solutions.

Delays in developing and introducing updated and new products could reduce widespread adoption of our products.

Our large enterprise customers, our business partners and third party independent software vendors who support Red Hat Enterprise Linux expect that we will develop and introduce new versions of our Red Hat Enterprise Linux platform every eighteen to twenty-four months. Because of technical and scheduling changes, we may need to lengthen this development cycle. Increasing the time for development and introduction of new versions of our Red Hat Enterprise Linux platform may adversely affect the support of, and demand for, our Red Hat Enterprise Linux platform and thus reduce our new subscription sales.

We cannot predict whether annual renewals of subscriptions to our Red Hat Enterprise Linux platform will be sufficient to meet our revenue growth expectations.

The subscription agreement for Red Hat Enterprise Linux provides for automatic annual renewals, but after the first year, permits the Customer to terminate the subscription agreement upon the satisfaction of certain conditions. The growth rate of our business could be reduced by low annual renewal rates. Since we just began shipping Red Hat Enterprise Linux AS in May of 2002, we do not have historical information regarding the annual subscription renewal rates and cannot predict whether such rates will be sufficient to meet our revenue expectations.

Risks Related to our Financial Results and Condition

We have incurred substantial net losses on a GAAP basis in the past.

We have incurred net losses in seven of our previous eight fiscal years, including our most recent fiscal year ended February 28, 2003. While we have significantly reduced these losses and, we do not expect to incur significant losses in the future, we cannot be certain when we will achieve sustained profitability. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

You should not rely on our quarterly results of operations as an indication of our future results.

Due to the unpredictability of the technology spending environment, our revenue and operating results may fluctuate from quarter to quarter. We base our current and projected future expense levels in part on our estimates of future revenue. Our expenses are, to a large extent, fixed in the short term. We may not be able to adjust our spending quickly enough to protect our projected operating results for a quarter if our revenue in that quarter falls short of our expectations. Our future operating results may fall below expectations of securities analysts or investors, which may cause the market price of our common stock to decline.

We may not be able to effectively attract additional enterprise customers and preserve relationships with current enterprise customers, which could adversely affect revenue.

Historically, we focused our sales and marketing efforts on product sales to individuals. In late fiscal 2002, we began to focus the predominant portion of our sales and marketing efforts on expanding our enterprise customer base. To this end, we have invested extensively to attract enterprise customers. While we have been successful to date in acquiring large enterprise customers, if we are unsuccessful in gaining additional large enterprise customers in the future, it will adversely impact our future revenue growth.

We may not be able to continue to attract capable management personnel.

As we have built our management team over the past three years we have done so during a time of significant unemployment and downturn in the technology sector. This has given us the opportunity to attract highly capable management personnel. However, our ability to retain key management personnel or hire capable new management personnel as we grow may be challenged if the technology sector rebounds and companies with more generous compensation packages or greater perceived growth opportunities compete for these same personnel.

We depend on our key personnel.

Our future success depends on the continued services of a number of key officers, including our Chief Executive Officer and President, Matthew J. Szulik, our Executive Vice President-Engineering, Paul Cormier, and our Chief Financial Officer, Kevin B. Thompson. The loss of the technical knowledge and industry expertise of any of these people could seriously impede our success. Moreover, the loss of one or a group of our key employees, particularly to a competitor, and any resulting loss of customers could reduce our market share and diminish the Red Hat brand.

We may lack the financial and operational resources needed to increase our market share and compete effectively with Unix operating systems providers, Microsoft, other established operating systems developers, software development tools developers and other service providers.

In the market for operating systems, we face significant competition from larger companies with greater financial resources and name recognition than we have. These competitors, which offer hardware-independent multi-user operating systems for Intel platforms and/or UNIX-based operating systems, include Microsoft, Novell, IBM, Sun Microsystems, Hewlett-Packard, and Unisys. Some of these competitors may in the future, produce and market a competing open source operating system.

As we increase our services offerings, we may face competition from larger and more capable companies that currently service and support the Linux operating system as well as other operating systems, particularly UNIX-based operating systems, due to the fact that Linux-and UNIX-based operating systems share many common features. These companies, including IBM and Hewlett-Packard, may be able to leverage their existing service organizations and provide higher levels of consulting and support on a more cost-effective basis than we can. We may not be able to compete successfully with these current or potential competitors.

If we fail to establish and maintain strategic distribution and other collaborative relationships with industry-leading companies, we may not be able to attract and retain a larger customer base.

Our success depends on our ability to continue to establish and maintain strategic distribution and other collaborative relationships with industry-leading hardware manufacturers (such as Hewlett-Packard, Dell, IBM, Fujitsu and others), distributors, software vendors (such as Oracle) and enterprise solutions providers. These relationships allow us to offer our products and services to a much larger customer base than we would otherwise be able to through our direct sales and marketing efforts. We may not be able to maintain these relationships or replace them on attractive terms. In addition, our existing strategic relationships do not, and any future strategic relationships may not, afford us any exclusive marketing or distribution rights. As a result, the companies with which we have strategic alliances are free to pursue alternative technologies and to develop alternative products and services in addition to or in lieu of our products and services, either on their own or in collaboration with others, including our competitors. Moreover, we cannot guarantee that the companies with which we have strategic relationships will market our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support.

We may not be able to meet the operational and financial challenges that we will encounter as our international operations continue to expand.

As we expand our international operations, we will face a number of additional challenges associated with the conduct of business overseas. For example:

•	we may have difficulty managing and administering a globally-dispersed business;

•	Fluctuations in exchange rates may negatively affect our operating results;

•	we have to comply with a wide variety of foreign laws;

•	we may not be able to adequately protect our trademarks overseas due to the uncertainty of laws and enforcement in certain countries relating to the protection of intellectual property rights;

•	Export controls and times of crisis could prevent us from shipping our products into and from some markets;

•	Changes in import/export duties and quotas could affect the competitive pricing of our products and services and reduce our market share in some countries; and

•	Economic or political instability in some international markets could result in the forfeiture of some foreign assets and the loss of sums spent developing and marketing those assets.

Risks Related to Legal Uncertainty

We could be prevented from selling or developing our products if the GNU General Public License and similar licenses under which our products are developed and licensed are not enforceable.

The Linux kernel and the official Red Hat Linux operating system have been developed and licensed under the GNU General Public License and similar open source licenses. These licenses state that any program licensed under them may be liberally copied, modified and distributed. We know of no circumstance under which these licenses have been challenged or interpreted in court. Accordingly, it is possible that a court would hold these licenses to be unenforceable in the event that someone were to file a claim asserting proprietary rights in a program developed and distributed under them. Any ruling by a court that these licenses are not enforceable, or that Linux-based operating systems, or significant portions of them, may not be liberally copied, modified or distributed, would have the effect of preventing us from selling or developing our products.

Our subscription-based distribution model is unproven and may encounter customer resistance.

The subscription agreement for Red Hat Enterprise Linux requires customers to agree to a subscription for Red Hat’s systems management services for each machine on which they deploy Red Hat Enterprise Linux. At the same time, the subscription agreement places no restriction on the customers right to redistribute Red Hat Enterprise Linux. While we believe this practice fully complies with the requirements of the GNU General Public License and while we have reviewed this practice with the Free Software Foundation, we may still encounter customer resistance to this distribution model. To the extent we are unsuccessful in promoting or defending this distribution model, we may fail to meet our revenue objectives.

Our products may contain defects that may be costly to correct, delay market acceptance of our products and expose us to litigation.

Despite testing by ourselves and our customers, errors have been and may continue to be found in our products after commencement of commercial shipments. This risk is exacerbated by the fact that much of the code in our products is developed by independent parties over whom we exercise no supervision or control. If errors are discovered, we may have to make significant expenditures of capital to eliminate them and yet may not be able to successfully correct them in a timely manner or at all. Errors and failures in our products could result in a loss of, or delay in, market acceptance of our products and could damage our reputation and our ability to convince commercial users of the benefits of Linux-based operating systems and other open source software products.

In addition, failures in our products could cause system failures for our customers who may assert warranty and other claims for substantial damages against us. Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that these provisions may not be effective or enforceable under the laws of some jurisdictions. Our insurance policies may not adequately limit our exposure to this type of claim. These claims, even if unsuccessful, could be costly and time consuming to defend.

We are vulnerable to claims that our products infringe third-party intellectual property rights particularly because our products are comprised of many distinct software components developed by thousands of independent parties.

We may be exposed to future litigation based on claims that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that much of the code in our products is developed by independent parties over whom we exercise no supervision or control. It is further exacerbated by our lack of access to unpublished software patent applications, copyright registrations which fail to adequately disclose source code, and numerous issued software patents that are of dubious validity. Claims of infringement could require us to reengineer our products or seek to obtain licenses from third parties in order to continue offering our products. Defending infringement claims, even claims without significant merit, can be expensive. An adverse legal decision affecting our intellectual property, or the use of significant resources to defend against this type of claim, could place a significant strain on our financial resources and harm our reputation.

Our efforts to protect our trademarks may not be adequate to prevent third parties from misappropriating our intellectual property rights.

Our most valuable intellectual property is our collection of trademarks. The protective steps we have taken in the past have been, and may in the future continue to be, inadequate to deter misappropriation of our trademark rights. Although we do not believe that we have suffered any material harm from misappropriation to date, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our trademark rights. We have registered some of our trademarks in the Americas, Europe, Asia and Australia and have other trademark applications pending in each of those regions. Effective trademark protection may not be available in every country in which we offer or intend to offer our products and services. Failure to adequately protect our trademark rights could damage or even destroy the Red Hat brand and impair our ability to compete effectively. Furthermore, defending or enforcing our trademark rights could result in the expenditure of significant financial and managerial resources.

We are vulnerable to claims that our products infringe third-party intellectual property rights particularly because our products are comprised of distinct software components many of which are developed by independent parties.

We are vulnerable to claims that our products infringe third-party intellectual property rights particularly because our products are comprised of distinct software components many of which are developed by independent parties. Claims for infringement of intellectual property rights often seek damages and injunctive relief. In particular, third parties may assert claims for infringement or claims based on trade secret theories. This risk is exacerbated by the fact that much of the code in our products is developed by independent parties over whom we exercise no supervision or control. It is further exacerbated by our lack of access to unpublished software patent applications, copyright registrations which fail to adequately disclose source code, and numerous issued software patents that are of dubious validity. Claims of infringement could require us to seek to obtain licenses from third parties in order to continue offering our products, to reengineer our products, or to discontinue the sale of our products in the event reengineering could not be accomplished on a timely basis. Defending patent infringement, copyright infringement and/or trade secret claims, even claims without significant merit, can be expensive. An adverse legal decision affecting our intellectual property, or the use of significant resources to defend against this type of claim, could place a significant strain on our financial resources and harm our business. While we are not a party to any legal proceedings with the SCO Group, SCO has publicly alleged that certain Linux kernels contain unauthorized derivative works of UNIX. Uncertainty concerning SCO’s allegations, regardless of their merit, may adversely affect sales of our products.

Risks Related to the Market for Our Common Stock

Our stock price continues to be volatile and you may not be able to resell your shares at or above your purchase price.

The trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to factors such as:

•	actual or anticipated variations in quarterly operating results;

•	new products or services offered by Red Hat or our competitors;

•	changes in financial estimates by securities analysts;

•	conditions or trends in the Internet, Linux and software industries;

•	changes in the economic performance and/or market valuations of other Internet, Linux and software industries;

•	announcements by ourselves or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	sales of common stock; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the Nasdaq National Market and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. In addition, broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would materially adversely affect our business, financial condition and operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and registration statement and the documents incorporated by reference in this prospectus and registration statement contain forward-looking statements. These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “will,” and similar expressions as they relate to us are intended to identify such statements as “forward-looking statements.” Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.

Our actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of us, and reported results should not be considered as an expectation of future performance. The potential risks and uncertainties include, among other things, those described under “Risk Factors” elsewhere in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

WHERE YOU CAN FIND MORE INFORMATION ABOUT RED HAT

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities Exchange Commission (the “SEC”). These reports and information relate to our business, financial condition and other matters. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Copies may be obtained from the SEC by paying the required fees. The SEC maintains an internet web site that contains reports, proxy and information statements and other information regarding Red Hat and other registrants that file electronically with the SEC. The SEC’s web site is located at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to documents we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange

Act”), until the selling stockholders sell all the shares offered by this prospectus or we terminate the offering.

(1) The section entitled “Description of the Registrant’s Securities to be Registered” contained in our Registration Statement on Form 8-A (File No. 00026281) filed on June 4, 1999, pursuant to Section 12(g) of the Exchange Act;

(2) Our Annual Report on Form 10-K for the fiscal year ended February 28, 2003 (File No. 00026281); and

(3) Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2003 (File No 00026281).

We will provide a free copy of any or all of the documents incorporated by reference in this prospectus (excluding exhibits to these documents unless the exhibits are specifically incorporated by reference) to anyone who receives this prospectus. Written or telephone requests should be directed to Mark H. Webbink, General Counsel, Red Hat, Inc., 1801 Varsity Drive, Raleigh, North Carolina 27606.

This prospectus is part of a Registration Statement on Form S-3 filed with the SEC by Red Hat. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of these documents filed as an exhibit to the registration statement or other filing. You may obtain a copy of the registration statement and the exhibits filed with it from the SEC at any of the locations listed above.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares being sold by the selling stockholders.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock. In February 2001, we completed the acquisition of Planning Technologies, Inc., or PTI, which was accounted for as a pooling of interests. Prior to our acquisition of PTI, it had paid dividends of $3.9 million to its shareholders in connection with the acquisition of a division of another company. We anticipate that our future earnings will be retained for the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.

SELLING STOCKHOLDERS

On October 7, 2002, Red Hat acquired all of the outstanding stock of NocPulse, Inc. (“NocPulse”) in a merger transaction that resulted in the issuance of 322,312 shares of Red Hat common stock to the selling stockholders listed in the following table. The shares were issued by Red Hat in reliance upon private offering exemptions from registration under the Securities Act. As part of the merger transaction, Red Hat agreed to register the shares for resale.

The following table sets forth certain information known to Red Hat regarding the beneficial ownership of the shares to be offered by this prospectus as of July 7, 2003 and as adjusted to reflect the sale of the shares of common stock in this offering.

Unless otherwise indicated, to the knowledge of Red Hat, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares to be Sold in the Offering	Number of Shares Beneficially Owned After the Offering	Percent of Shares Beneficially Owned After the Offering
Aronoff, David B.	30	30	0	*
Bhusri, Aneel	694	694	0	*
Brady III, William J.B.	464	464	0	*
Bullington Living Trust (1)	464	464	0	*
Charles Chi and Renee Van Dieen, Tenants in Common	1,003	1,003	0	*
Cox Jr., Howard B.	2,701	2,701	0	*
Donahue, Michael	464	464	0	*
Greylock X Limited Partnership (2)	103,307	103,307	0	*
Greylock X-A Limited Partnership (2)	9,917	9,917	0	*
Hazard Family Trust for Charles Michael Hazard III (3)	18	18	0	*
Hazard Family Trust for Isabelle Powell Hazard (3)	18	18	0	*
Hazard Family Trust for Whitney Keane Hazard (3)	18	18	0	*
Hazard Jr., Charles M.	638	638	0	*
Helman, William W. (4)	1,373	1,373	0	*
Kaiser, William S. (5)	758,815	1,373	757,442	*
Leonard, Geoffrey P. (6)	66	66	0	*
Mapache Investments, L.P. (7)	1,563	1,563	0	*
MAWAM, LLLP (8)	1,591	1,591	0	*
McCance Family Limited Partnership (9)	2,701	2,701	0	*
North Bridge Venture Partners IV-A, L.P. (10)	108,642	108,642	0	*
North Bridge Venture Partners IV-B, L.P. (10)	51,794	51,794	0	*
Orrick Investments 2001, LLC (11)	1,259	1,295	0	*
PWB Limited Partnership (12)	1,591	1,591	0	*
Samberg, Jeff	323	323	0	*
Strohm, David N. (13)	521	521	0	*
Sze, David	694	694	0	*
The Roger L. Evans Revocable Trust dated 12/6/1999 (14)	2,085	2,085	0	*

*	Represents less than 1% of the outstanding common stock.

(1)	Brett Bullington, the trustee, possesses the voting and investment power with respect to the Red Hat shares held by this trust.

(2)	Greylock X GP Limited Partnership (the “GP Partnership”) is the general partner of Greylock X Limited Partnership (“Greylock X LP”) and Greylock X-A Limited Partnership (“Greylock X-A LP”). The co-managing partners of the GP Partnership are William H. Helman and David N. Strohm. The GP Partnership and Messrs. Helman and Strohm may be deemed to share voting and investment power with respect to the shares of Red Hat held by Greylock X LP and Greylock X-A LP. Messrs. Helman and Strohm disclaim beneficial ownership of the Red Hat shares held by Greylock X LP and Greylock X-A LP except to the extent of their pecuniary interest in such shares.

(3)	Katharine Hazard Flynn, the trustee, possesses sole voting and investment power with respect to the Red Hat shares held by these trusts.

(4)	Excludes the 103,307 and 9,917 shares owned by Greylock X LP and Greylock X-A LP, respectively, as to which Mr. Helman shares beneficial ownership.

(5)	Mr. Kaiser is a director of Red Hat and the shares he beneficially owns represent less than 1% of Red Hat’s outstanding common stock. His beneficial ownership includes 58,335 shares issuable under presently exercisable stock options. Mr. Kaiser is selling in this offering only the shares of Red Hat he received when Red Hat acquired NocPulse.

(6)	Excludes the 1,259 shares owned by Orrick Investments 2001, LLC, as to which Mr. Leonard shares beneficial ownership.

(7)	The Strohm-Reavis Revocable Trust is the general partner of Mapache Investments, L.P. (“Mapache”). David N. Strohm and Kathryn Reavis, co-trustees of the general partner, have shared voting and investment power with respect to the shares of Red Hat held by Mapache.

(8)	William D. Miller has sole voting and investment power with respect to the shares of Red Hat common stock owned by the limited liability limited partnership.

(9)	Henry F. McCance, the general partner, has sole voting and investment power with respect to the shares of Red Hat owned by this limited partnership.

(10)	North Bridge Venture Management IV, L.P. (“North Bridge IV”) is the general partner of North Bridge Venture Partners IV-A, L.P. (“North Bridge IV-A”) and North Bridge Venture Partners IV-B, L.P. (“North Bridge IV-B”). The general partners of North Bridge IV are Edward J. Anderson, Richard A. D’Amore, William J. Geary, Jeffrey P. McCarthy, Angelo Santinelli and Michael J. Skok (collectively, the “General Partners”). Each of the General Partners has shared voting and investment power with respect to the Red Hat shares owned by North Bridge IV-A and North Bridge IV-B. Each of the General Partners disclaims beneficial ownership of these shares except to the extent of their pecuniary interest in such shares.

(11)	Geoffrey P. Leonard and Peter Lillevand, members, share voting and dispositive power with respect to the Red Hat shares owned by this limited liability company.

(12)	PWB, LLC (the “LLC”) is the general partner of PWB Limited Partnership (the “LP”). Peter W. Bell and Anastasios Parafestas are the co-general managers of the LLC and share voting and investment power over the shares owned by the LP. Each of the co-general managers disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(13)	Excludes the 103,307, 9,917 and 1,563 shares owned through Greylock X LP, Greylock X-A LP and Mapache, respectively, as to which Mr. Strohm shares beneficial ownership.

(14)	Roger L. Evans, the trustee, possesses the voting and investment power with respect to the shares of Red Hat held by this trust.

PLAN OF DISTRIBUTION

Red Hat is registering 322,312 shares of the common stock offered hereby on behalf of the selling stockholders. As used herein, “Selling Stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a Selling Stockholder, as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the common stock offered hereby will be borne by Red Hat. Brokerage commissions and similar selling expenses, if any, attributable to the sale of these shares of common stock will be borne by the Selling Stockholders. Sales of shares may be effected by Selling Stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq

National Market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares (in transactions entered into only after the date of this prospectus) or a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices. These transactions may or may not involve brokers or dealers. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is their any underwriters or broker-dealers acting in connection with the proposed sale of shares by the Selling Stockholders.

The Selling Stockholders may effect transactions by selling shares directly to purchasers or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both. This compensation might be in excess of customary commissions.

The Selling Stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the common stock.

Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

Upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a post-effective amendment to our registration statement that includes a supplement to this prospectus, disclosing (i) the name of the Selling Stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable, (v) that the broker-dealer(s) did not conduct any investigation to verify the information set forth or incorporated by reference into this prospectus and (vi) other facts material to the transaction. In addition, upon being notified by a Selling Stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will file a supplement to this prospectus.

TRANSFER AGENT

The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

LEGAL MATTERS

The validity of the shares of common stock to be issued in this offering will be passed upon for Red Hat by Moore & Van Allen PLLC, Charlotte, North Carolina.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended February 28, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Estimated expenses payable in connection with the offer and sale of the common stock in this offering are as follows:

SEC registration fee	$231
Legal fees and expenses	12,000
Accounting fees and expenses	7,500
Printing costs	5,000
Miscellaneous	769

Total	$25,500

The registrant will bear all of the expenses shown above.

Item 15.	Indemnification of Directors and Officers.

The Delaware General Corporation Law, the registrant’s charter and by-laws provide for indemnification of the registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The registrant currently has in place and maintains a directors’ and officers’ insurance policy.

Item 16.	Exhibits and Financial Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization dated November 5, 1999 by and among the Registrant, Cygnus Solutions, Miami Acquisition Corp. and Michael Tiemann, as Securityholder Agent (1)

2.2	Agreement and Plan of Merger by and among the Registrant, HKS Acquisition Corp., Hell’s Kitchen Systems, Inc. and certain shareholders of Hell’s Kitchen Systems, Inc., dated as of January 4, 2000 (2)

2.3	Stock Purchase Agreement by and among the Registrant, WireSpeed Communications Corporation, the shareholders of WireSpeed Communications Corporation and Andrew Baily as Securityholder Agent, dated as of June 13, 2000 (3)

2.4	Amendment to Stock Purchase Agreement, dated July 27, 2000, by and among the Registrant, WireSpeed Communications Corporation, the shareholders of WireSpeed Communications Corporation and Andrew Baily as Securityholder Agent, dated as of June 13, 2000 (3)

2.5	Agreement and Plan of Reorganization dated October 7, 2002 by and among Red Hat, Inc., Sierra Acquisition Corp. III, NocPulse, Inc. and Angelo Santinelli as Security Holder (4)

4	Specimen certificate representing the Registrant’s common stock (5)

5	Opinion of Moore & Van Allen PLLC

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Moore & Van Allen, PLLC (included in Exhibit 5)

24	Power of Attorney (6)

(1)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1999.

(2)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (File no. 333-94775).

(3)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, filed August 11, 2000.

(4)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2002.

(5)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (File no. 333-80051).

(6)	Previously filed.

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on this 6th day of October 2003.

RED HAT, INC.

By:	/s/ MARK WEBBINK
Mark Webbink Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Date

* Matthew J. Szulik	Chief Executive Officer, President and Chairman of the Board of Directors (principal executive officer)	October 6, 2003

* Kevin B. Thompson	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	October 6, 2003

* Robert F. Young	Director	October 6, 2003

* Eugene J. McDonald	Director	October 6, 2003

* William S. Kaiser	Director	October 6, 2003

Mary Anne Fox, Ph.D.	Director	, 2003

* W. Steve Albrecht	Director	October 6, 2003

F. Selby Wellmann	Director	, 2003

* Henry Hugh Shelton	Director	October 6, 2003

Mark Webbink, by signing his name below, signs this document on behalf of each of the above-named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the registrant’s Registration Statement on Form S-3 filed on July 7, 2003.

/s/ Mark Webbink Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization dated November 5, 1999 by and among the Registrant, Cygnus Solutions, Miami Acquisition Corp. and Michael Tiemann, as Securityholder Agent (1)

2.2	Agreement and Plan of Merger by and among the Registrant, HKS Acquisition Corp., Hell’s Kitchen Systems, Inc. and certain shareholders of Hell’s Kitchen Systems, Inc., dated as of January 4, 2000 (2)

2.3	Stock Purchase Agreement by and among the Registrant, WireSpeed Communications Corporation, the shareholders of WireSpeed Communications Corporation and Andrew Baily as Securityholder Agent, dated as of June 13, 2000 (3)

2.4	Stock Purchase Agreement, dated July 27, 2000, by and among the Registrant, WireSpeed Communications Corporation, the shareholders of WireSpeed Communications Corporation and Andrew Baily as Securityholder Agent, dated as of June 13, 2000 (3)

2.5	Agreement and Plan of Reorganization dated October 7, 2002 by and among Red Hat, Inc., Sierra Acquisition Corp. III, NocPulse, Inc. and Angelo Santinelli as Security Holder (4)

4	Specimen certificate representing the Registrant’s common stock (5)

5	Opinion of Moore & Van Allen PLLC

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Moore & Van Allen, PLLC (included in Exhibit 5)

24	Power of Attorney (6)

(1)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1999.

(2)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (File no. 333-94775).

(3)	Incorporated by reference from the Registrant’s Current Report on Form 8-K, filed August 11, 2000.

(4)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2002.

(5)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 (File no. 333-80051).

(6)	Previously filed.